Exhibit 99.1

FOR RELEASE:	IMMEDIATELY	CONTACT:	JAMES E. HURLBUTT
847-446-7500

STEPAN REPORTS FOURTH CONSECUTIVE YEAR OF RECORD EARNINGS FOURTH QUARTER NET INCOME UP 55 PERCENT

NORTHFIELD, Illinois, February 14, 2012 -- Stepan Company (NYSE: SCL) today reported record earnings for the fourth quarter and full year ended December 31, 2011.

  Net income rose 10 percent to $72.0 million for a fourth consecutive record year.
  Fourth quarter net income rose 55 percent to $13.2 million.
  Net income, excluding deferred compensation plan expense, rose 8 percent for the year to $72.9 million and 35 percent for the fourth quarter to $15.4 million.
  Net sales rose 29 percent for the year to $1.8 billion. Sales volume rose 3 percent. Higher selling prices resulting from higher raw material costs and improved mix of higher priced products accounted for a 24 percent increase in sales.
SUMMARY
		Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2011	2010	Change	2011	2010	Change
Net Sales	$ 444,170	$ 360,788	+ 23	$ 1,843,092	$ 1,431,122	+ 29
Net Income	$13,179	$8,491	+ 55	$71,976	$65,427	+ 10
Net Income Excluding
Deferred Compensation*	$15,371	$11,370	+ 35	$72,900	$67,622	+ 8
Earnings per Diluted Share	$1.17	$0.76	+ 54	$6.42	$5.90	+ 9
Earnings per Diluted Share
Excluding Deferred
Compensation	$1.36	$1.02	+ 33	$6.50	$6.10	+ 7
* See Table II for a discussion of deferred compensation plan accounting.

FOURTH QUARTER AND FULL YEAR RESULTS

	Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2011	2010	Change	2011	2010	Change

Net Sales
Surfactants	$331,430	$266,998	+ 24	$1,361,956	$1,057,982	+ 29
Polymers	94,201	84,608	+ 11	421,515	330,416	+ 28
Specialty Products	18,539	9,182	+ 102	59,621	42,724	+ 40

Total Net Sales	$444,170	$360,788	+ 23	$1,843,092	$1,431,122	+ 29

The increase in sales was due to higher selling prices and volume.

Percentage Change in Net Sales

	Three Months Ended	Twelve Months Ended
	December 31, 2011	December 31, 2011
Selling Price	+ 19	+ 24
Volume	+ 5	+ 3
Foreign Translation	- 1	+ 2
Total	+ 23	+ 29

  Surfactant sales volume rose 5 percent for the quarter and 2 percent for the full year. Improved volume of Functional surfactants used in agricultural, oilfield and biodiesel applications offset weakness in North American Consumer Product applications. Latin American volume growth was led by a 22 percent increase in Brazil.
  Polymer sales volume grew by 2 percent for the quarter and 9 percent for the full year. Sales volume of polyol, used primarily in rigid foam insulation, grew by 14 percent for the year due to higher demand for insulation in replacement roofing on commercial buildings and growing demand in metal panel insulation and adhesive applications.
  Specialty Products net sales rose 102 percent for the quarter and 40 percent for the year in large part due to the June acquisition of the Lipid Nutrition product line. Sales volume of this product line is consistent with expectations.

Gross profit increased by 19 percent to $60.1 million for the quarter and rose 8 percent to $255.6 million for the year.

  Surfactant gross profit improved by 28 percent to $43.0 million for the quarter and rose 8 percent for the year to $178.5 million. Improved sales mix of Functional surfactants more than offset the impact of weaker Consumer Product volume. Agricultural surfactant volume finished with a very strong fourth quarter and full year improvement. Brazil contributed to the higher fourth quarter gross profit on the growing sales volumes made possible by our plant expansion completed during 2011.
  Polymer gross profit grew by 11 percent to $61.6 million for the year driven by higher sales volumes of polyol. The growth in polyol volume more than offset lower gross profit on phthalic anhydride (PA). Fourth quarter Polymer gross profit declined 11 percent to $12.7 million due to weaker PA margins resulting from consuming higher priced raw material inventory. Fire damage repairs to our second polyol reactor in Germany have been completed and no property damage loss was recorded as insurance is expected to cover the damage. The fire did result in business interruption and higher costs of supplying product from the U.S. to Europe. Business interruption insurance claims are expected to be settled in 2012, and consequently, no benefit was recorded in 2011.
  Specialty Products gross profit grew 6 percent to $19.0 million for the year and 68 percent to $5.3 million for the fourth quarter. The fourth quarter improvement was attributable to the Lipid Nutrition product line acquired in June of 2011.
OPERATING EXPENSES

	Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2011	2010	Change	2011	2010	Change

Marketing	$11,921	$10,571	+ 13	$45,807	$40,273	+ 14
Administrative – General	13,263	12,168	+ 9	49,237	44,481	+ 11
Administrative – Deferred
Compensation Plan
Expense *	4,240	5,491	- 23	1,529	5,020	- 70
Research, development
and technical service	9,554	8,960	+ 7	40,524	38,307	+ 6
Total	$38,978	$37,190	+ 5	$137,097	$128,081	+ 7

* See Table II for a discussion of deferred compensation plan accounting.

  Investment for future growth opportunities in the Netherlands, Singapore, Brazil, Poland and Philippines have increased total operating expenses by $2.1 million for the quarter and $7.2 million for the full year.
  Marketing expense rose 13 percent for the quarter and 14 percent for the year due to global growth initiatives.
  Administrative general expense rose by 9 percent for the quarter and 11 percent for the full year, also led by global growth initiatives. The increase is also the result of a $1.4 million credit in 2010 for lower estimated future environmental remediation costs.

PROVISION FOR INCOME TAXES

The full year effective tax rate was 30.8 percent versus 35.4 percent a year ago. The lower effective rate was primarily attributable to the implementation of a holding company structure that will provide a recurring benefit in lowering the tax rate on foreign earnings.

BALANCE SHEET

The Company’s net debt level declined by $38.8 million for the quarter and rose $35.0 million for the year:

($ in millions)

Net Debt	12/31/11	9/30/11	12/31/10
Total Debt	$199.5	$186.6	$ 191.6
Cash	84.1	32.4	111.2

Net Debt	$115.4	$154.2	$ 80.4

The fourth quarter decrease in net debt was attributable to lower seasonal working capital requirements. The full year increase in net debt was due to the inflationary impact of higher commodity raw material costs on inventory and receivables. Capital expenditures for the quarter and year-to-date periods were $22.2 million and $83.2 million, respectively.

OUTLOOK

The investments we have made over the last two years to accelerate the growth of the Company create the opportunity for continued earnings growth in 2012. Surfactant growth will come from our expanded operations in Brazil and continued growth in higher value Functional surfactants used in agricultural, oilfield and enhanced oil recovery.

Polyol volume is projected to continue to grow in 2012 as recommendations to use higher insulation levels to reduce energy consumption are implemented. Our polyol expansion in Germany was completed in 2011. Volume growth for our polyol has been strong primarily for use in replacement roofing. The eventual recovery of the new commercial construction market, while not expected in 2012, will create additional demand for the Company’s polyol.

Specialty Products is positioned for growth in 2012 based on last year’s Lipid Nutrition product line acquisition.

“In 2011 we achieved our fourth consecutive record income year and our forty-fourth consecutive annual dividend increase. Our balance sheet is strong and we are positioned to grow our Company and deliver value to our shareholders,” said F. Quinn Stepan, Jr., President and Chief Executive Officer.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the fourth quarter and year end results at 2 p.m. ET (1:00 p.m. CT) on February 15, 2012. Telephone access to the live conference call will be available by dialing +1 (800) 942-7925. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

ABOUT STEPAN COMPANY

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

For more information about Stepan Company, please visit the Company online at www.stepan.com.

# # # # Table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

						Table I

STEPAN COMPANY
Statements of Income
For the Three and Twelve Months Ended December 31, 2011 and 2010
(Unaudited – 000’s Omitted)

	Three Months Ended				Twelve Months Ended
		December 31				December 31

				%				%
	2011	2010	Change		2011	2010	Change

Net Sales	$444,170	$360,788	+	23	$1,843,092	$1,431,122	+	29
Cost of Sales	384,068	310,269	+	24	1,587,539	1,195,144	+	33

Gross Profit	60,102	50,519	+	19	255,553	235,978	+	8

Operating Expenses:
Marketing	11,921	10,571	+	13	45,807	40,273	+	14
Administrative	17,503	17,659	-	1	50,766	49,501	+	3
Research, Development
and Technical Services	9,554	8,960	+	7	40,524	38,307	+	6

	38,978	37,190	+	5	137,097	128,081	+	7

Operating Income	21,124	13,329	+	58	118,456	107,897	+	10
Other Income (Expense):
Interest, Net	(2,582)	(1,571)	+	64	(9,095)	(6,341)	+	43
Loss from Equity
in Joint Ventures	(956)	(460)	+	108	(3,616)	(1,663)	+	117
Other, Net	612	908	-	33	(851)	1,586		NM

	(2,926)	(1,123)	+	161	(13,562)	(6,418)	+	111

Income Before Income Taxes	18,198	12,206	+	49	104,894	101,479	+	3
Provision for Income Taxes	4,649	3,588	+	30	32,292	35,888	-	10

Net Income	13,549	8,618	+	57	72,602	65,591	+	11

Net Income Attributable to
Noncontrolling Interests	(370)	(127)	+	191	(626)	(164)	+	282

Net Income Attributable to Stepan
Company	$ 13,179	$ 8,491	+	55	$ 71,976	$ 65,427	+	10

Net Income Per Common Share
Attributable to Stepan Company
Basic	$1.25	$0.81	+	54	$6.88	$6.36	+	8
Diluted	$1.17	$0.76	+	54	$6.42	$5.90	+	9

Shares Used to Compute Net
Income Per Common Share
Attributable to Stepan Company
Basic	10,418	10,205	+	2	10,363	10,163	+	2
Diluted	11,286	11,148	+	1	11,220	11,090	+	1

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $3.5 million of expense versus expense of $4.6 million last year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Stepan Company common stock are as follows:

		2011				2010

	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$80.16	$67.18	$70.90	$72.50	$76.27	$59.11	$68.43	$55.89

The deferred compensation expense income statement impact is summarized below:

	Three Months Ended		Twelve Months Ended
	December 31		December 31

($ in thousands)	2011	2010	2011	2010

Deferred Compensation
Administrative (Expense)	$ (4,240)	$ (5,491)	$ (1,529)	$ (5,020)
Other, net – Mutual Fund Gain	705	847	38	1,479
Total Pretax	$ (3,535)	$ (4,644)	$ (1,491)	$ (3,541)

Total After Tax	$ (2,192)	$ (2,879)	$ (923)	$ (2,195)

Reconciliation of non-GAAP net income:

	Three Months Ended		Twelve Months Ended
	December 31		December 31

($ in thousands)	2011	2010	2011	2010

Net income excluding deferred
compensation	$ 15,371	$ 11,370	$72,900	$67,622
Deferred compensation plan (expense)	(2,192)	(2,879)	(923)	(2,195)

Net income as reported	$ 13,179	$ 8,491	$71,976	$65,427

Reconciliation of non-GAAP EPS:

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2011	2010	2011	2010

Earnings per diluted share excluding
deferred compensation	$1.36	$1.02	$6.50	$6.10
Deferred compensation plan (expense)	(0.19)	(0.26)	(0.08)	(0.20)

Earnings per diluted share	$1.17	$0.76	$6.42	$5.90

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the quarter and year ending December 31, 2011:

				(Decrease) Due
	Three Months			to Foreign
($ in millions)	Ended December 31		Increase	Translation
	2011	2010
Net Sales	$ 444.2	$ 360.8	$83.4	$(4.8)
Gross Profit	60.1	50.5	9.6	(0.3)
Operating Income	21.1	13.3	7.8	(0.2)
Pretax Income	18.2	12.2	6.0	(0.1)

				Increase Due
	Twelve Months			to Foreign
($ in millions)	Ended December 31		Increase	Translation
	2011	2010
Net Sales	$1,843.1	$1,431.1	$412.0	$27.6
Gross Profit	255.6	236.0	19.6	2.5
Operating Income	118.5	107.9	10.6	1.2
Pretax Income	104.9	101.5	3.4	1.0

Table IV

     Stepan Company Consolidated Balance Sheets December 31, 2011 and December 31, 2010

	2011	2010
	December 31	December 31
ASSETS
Current Assets	$479,742	$427,826
Property, Plant & Equipment, Net	383,983	353,585
Other Assets	37,393	30,020
Total Assets	$901,118	$811,431
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$233,226	$205,627
Deferred Income Taxes	8,644	5,154
Long-term Debt	164,967	159,963
Other Non-current Liabilities	88,816	87,616
Total Stepan Company Stockholders’ Equity	401,211	349,491
Minority Interest	4,254	3,580
Total Liabilities and Stockholders’ Equity	$901,118	$811,431